3


                                                                Exhibit
                                                                  11.1

                        GENERAL NUTRITION COMPANIES, INC. AND SUBSIDIARIES

                           Computation of Net Earnings (Loss) Per Share


                               12 Weeks Ended           24 Weeks Ended
                           ----------------------------------------------
                             July 19,    July 20,     July 19,   July 20,
                              1997         1996         1997       1996
                               (in thousands except per share amounts)
                           ----------------------    --------------------
Net earnings (loss) for
   common shares           $ 23,054    $ (51,879)    $ 46,913 $ (31,701)


Common stock                 80,520       86,681       80,823    88,122
Outstanding stock options     2,063            -        1,917         -
Primary weighted average
   common shares             82,583       86,681       82,740    88,122


Common stock                 80,520       86,681       80,823    88,122
Outstanding stock options     2,198            -        2,198         -
Fully diluted weighted
   average common shares     82,718       86,681       83,021    88,122


Primary earnings (loss)
   per share               $   0.28     $  (0.60)    $   0.57  $  (0.36)

Fully diluted earnings
   (loss) per share        $   0.28     $  (0.60)    $   0.57  $  (0.36)